EXHIBIT 99.1
FOR RELEASE on Thursday, November 1, 2007
8:30 a.m. ET, 6:30 a.m. MT

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	David G. Durham
Director of Marketing, StarTek, Inc.	Executive VP & Chief Financial Officer, StarTek, Inc.
303-262-4548	303-262-4149
mbrekke@startek.com	david.durham@startek.com
StarTek, Inc. Reports Third Quarter Results
Revenue increases 7.4% over prior quarter;
Margin improvement continues
DENVER — November 1, 2007 — StarTek, Inc. (NYSE:SRT) today announced results for the third quarter of 2007. Revenue for the third quarter totaled $63.2 million, a record for the customer service business and an increase of 7.4% compared to the second quarter of 2007. The company returned to profitability with net income of $0.4 million, or $0.03 per diluted share. These improved results were despite the continued decline in Canadian currency exchange rates and the booking of impairment and restructuring charges associated with a previously announced contact center closure. During the quarter, the company continued to make progress on its turnaround efforts by completing the build-out of the executive team, renegotiating contracts, and continued optimization and expansion of contact center locations.
Financial Results
Revenue for the third quarter of 2007 increased $4.4 million or 7.4% compared to the second quarter of 2007 to $63.2 million. Most of this growth was attributable to the re-opening of the Petersburg, Virginia location, increased business from current clients, the addition of new clients and improved productivity in several contact centers. Compared to the third quarter of 2006, revenue increased $1.3 million or 2.1%.
Gross margin for the third quarter of 2007 was 16.3%, a 180 basis point improvement compared to 14.5% in the second quarter of 2007. This improvement came in spite of continued weakening of the U.S. dollar against the Canadian dollar, which negatively affected gross profit by $0.6 million. Absent the negative impact of foreign exchange rates, gross margin improved 280 basis points to 17.3%. This margin improvement was primarily due to better capacity utilization associated with the re-opening of the Petersburg facility and expansion of business within other accounts. Gross margin also improved compared to the third quarter of 2006, increasing 50 basis points compared to the 15.8% reported in that period.

Selling, general and administrative expense for this quarter increased to $9.7 million, compared to $9.0 million in the second quarter of 2007, but as a percentage of revenue declined approximately 10 basis points to 15.3%.
Operating income, before impairment and restructuring charges, improved from a loss in both the first and second quarters of 2007, to income of $0.6 million, for the third quarter representing a $1.1 million improvement compared to the $0.5 million loss reported in the second quarter of 2007. Impairment and restructuring charges of $1.0 million were taken this quarter in connection with the closure of our Hawkesbury, Ontario facility, resulting in an operating loss of $0.4 million. This compares to an operating loss of $3.5 million in the second quarter of 2007, which included impairment and restructuring charges of $3.0 million.
Other income of $0.2 million combined with an adjustment to our income tax provision that resulted in a $0.6 million tax benefit, yielded net income for the third quarter of $0.4 million, or $.03 per diluted share.
As of September 30, 3007, cash and investments decreased $10.3 million to $33.4 million, compared to June 30, 2007. The decrease is due mainly to an increase in accounts receivable.
Q3 Accomplishments
In keeping with the plan to return to profitability and restore revenue growth, the company executed on many of the actions outlined in January. The third quarter results of improved gross margin and a return to profitability were accomplished by focusing on increasing site utilization and operating efficiencies, and improving client pricing terms.
For the quarter, revenue grew 7.4% sequentially, client concentration was reduced, two new accounts were signed and business continued to grow within several existing clients. In addition, the Petersburg facility was re-opened, the build-out of a new center in Victoria, Texas is underway and plans to further expand U.S. call center locations in 2008 have been initiated.
“This quarter we turned the corner on growth and profitability.” said Larry Jones, StarTek’s president and chief executive officer. “We expect to continue to make progress and to see improvements in our performance in the quarters ahead. Our executive team is now complete with the addition of our CFO in September, and we are fully prepared to accelerate our growth strategy,” Jones concluded.

CONFERENCE CALL
The call will begin at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time) on November 1, 2007 and can be accessed as follows:

USA:	800.510.9661
International:	617.614.3452
Passcode:	56598340
Conference Host:	Larry Jones
A dial-in replay will be available from November 1, 2007, at 6:30 p.m. Mountain Time through November 8, 2007, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	19614366
A web-based replay will be available by November 2, 2007, and accessible from the Company’s website at www.startek.com.
ABOUT STARTEK, INC.
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact the Company at 800-541-1130.

FORWARD-LOOKING STATEMENTS
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to add key management personnel and specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, defense and outcome of pending class action lawsuit, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, inability to renew or replace sources of capital funding, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$63,169	$61,865	$179,648	$178,495
Cost of services	52,853	52,104	151,885	150,758

Gross profit	10,316	9,761	27,763	27,737
Selling, general and administrative expenses	9,693	7,533	28,125	22,495
Impairment losses and restructuring charges, net	1,032	—	4,050	—

Operating income (loss)	(409)	2,228	(4,412)	5,242
Net interest and other income	232	337	563	1,403

(Loss) income before taxes	(177)	2,565	(3,849)	6,645
Income tax benefit (expense)	548	(995)	588	(2,114)

Net income (loss)	$371	$1,570	$(3,261)	$4,531

Net income (loss) per share from:

Basic	$0.03	$0.11	$(0.22)	$0.31

Diluted	$0.03	$0.11	$(0.22)	$0.31

Dividends declared per common share	$—	$0.25	$—	$0.75

Weighted Average shares Outstanding
Basic	14,696	14,696	14,696	14,674
Diluted	14,697	14,696	14,696	14,715

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	As of
	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and investments	$33,407	$39,370
Trade accounts receivable	51,087	46,364
Other current assets	7,672	4,290

Total current assets	92,166	90,024

Property, plant and equipment, net	57,417	60,101
Other assets	4,960	5,610

Total assets	$154,543	$155,735

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,067	$6,061
Accrued liabilities	13,368	11,359
Current portion of long-term debt	4,721	5,654
Other current liabilities	3,376	1,256

Total current liabilities	25,532	24,330

Long-term debt, less current portion	8,316	10,314
Other liabilities	2,082	2,709

Total liabilities	35,930	37,353

Stockholders’ equity:	118,613	118,382

Total liabilities and stockholders’ equity	$154,543	$155,735

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Operating Activities
Net (loss) income	$(3,261)	$4,531
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	12,724	12,468
Non-cash compensation expense	760	242
Impairment charge	3,583	—
Deferred income taxes	482	(1,528)
Realized gain on investments	—	(36)
Loss (gain) on sale of assets, or disposal of assets	53	(98)
Changes in operating assets and liabilities, net:	(6,070)	(4,379)

Net cash provided by operating activities	8,271	11,200

Investing Activities
Purchases of investments available for sale	(28,931)	(200,355)
Proceeds from disposition of investments available for sale	18,569	210,604
Purchases of property, plant and equipment	(10,605)	(16,116)
Proceeds from disposition of property, plant and equipment	—	343

Net cash used in investing activities	(20,967)	(5,524)

Financing Activities
Proceeds from stock option exercises	—	1,112
Principal payments on borrowings	(4,191)	(1,888)
Dividend payments	—	(12,616)

Net cash used in financing activities	(4,191)	(13,392)
Effect of exchange rate changes on cash	507	(439)

Net decrease in cash and cash equivalents	(16,380)	(8,155)
Cash and cash equivalents at beginning of period	33,437	17,425

Cash and cash equivalents at end of period	$17,057	$9,270

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$570	$130
Income taxes paid	$1,576	$2,389
Change in unrealized gain on investments available for sale, net of tax	$36	$25

Non-GAAP Financial Measures
The information presented in this press release reports (i) gross margin excluding the effects of foreign currency exchange and (ii) operating income excluding the effects of foreign currency exchange and impairment and restructuring charges, which are non-GAAP measures. The following table provides a reconciliation of (i) adjusted gross profit, from which adjusted margin is calculated, to gross margin calculated in accordance with GAAP and (ii) adjusted operating income to operating loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the variance in foreign currency exchange rates, and the affect of impairment and restructuring charges, on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.
STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP DATA
(In thousands)

												Variance from
												Q2 2007
	Q3 2007	I&R		Q3 2007	FX		Q3 2007	Q2 2007	I&R		Q2 2007	to Q3 2007
	GAAP	Adj.		Non-GAAP	Adj.		Non-GAAP	GAAP	Adj.		Non-GAAP	(Non-GAAP)

Revenue	$63,169	$—		$63,169	$(145	)(b)	$63,024	$58,832	$—		$58,832	$4,192
Cost of services	52,853			52,853	(739	)(c)	52,114	50,295			50,295	1,819

Gross profit	10,316			10,316	594		10,910	8,537			8,537	2,373
Gross margin	16.3%			16.3%			17.3%	14.5%			0	2.8%
Selling, general and administrative	9,693			9,693	(43	)(d)	9,650	9,040			9,040	610
Impairment and restructuring charges	1,032	(1,032	)(a)	—			—	3,018	(3,018	)(a)	—	—

Operating income (loss)	(409)	(1,032)		623	637		1,260	(3,521)	(3,018)		(503)	1,763
Foreign currency exchange rate adjustments convert Q3 2007 results to the Q2 2007 foreign currency exchange rate, net of our hedge gains

(a)	Adjustment to subtract impairment and restructuring charges (“I&R”)

(b)	Adjustment to subtract gain in revenue due to foreign currency exchange (“FX”).

(c)	Adjustment to subtract expenses in cost of services due to FX.

(d)	Adjustment to subtract expenses in selling, general and administrative due to FX.